Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Mid-America Apartment Communities, Inc.’s Registration Statement Nos. 33-96852, 333-82526, 333-180257, 333-181173, 333-190028, 333-191243, 333-191243-01 and 333-202905 on Form S-3, and Registration Statement Nos. 333-123945, 333-115834, 33-91416, 333-191541 and 333-196250 on Form S-8 of our report dated February 28, 2013 (except for changes in items reflected in discontinued operations discussed in Note 3, as to which the date is August 21, 2013), relating to the consolidated financial statements and financial statement schedules of Colonial Properties Trust and subsidiaries, appearing in the Current Report on Form 8-K of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P. dated December 9, 2015.

/s/ Deloitte & Touche LLP

Birmingham, Alabama

December 9, 2015